Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 15, 2024, relating to the consolidated financial statements of FTC Solar, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ BDO USA, P.C.

Austin, Texas

August 16, 2024